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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported) February 9, 1997


                         Gaylord Entertainment Company
                         -----------------------------
             (Exact name of registrant as specified in its charter)


                                    Delaware
                                    --------
                 (State or other jurisdiction of incorporation)


               1-10881                             73-0383730
               -------                             ----------
             (Commission                          (IRS Employer
             File Number)                      Identification No.)


           One Gaylord Drive
          Nashville, Tennessee                        37214
          --------------------                        -----
   (Address of principal executive offices)        (Zip Code)


  Registrant's telephone number, including area code (615) 316-6000

                                 N/A
   -------------------------------------------------------------
   (Former name or former address, if changed since last report)


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Item 5.  Other Events.

On February 10, 1997, Gaylord Entertainment Company (the "Company") announced that it had entered into a definitive agreement (the "Agreement") whereby Westinghouse Electric Corporation ("Westinghouse") will acquire the Company's two major cable networks, The Nashville Network ("TNN") and the operations of Country Music Television ("CMT") in the United States and Canada, along with a number of related properties.

The transaction will take place in two steps. First, the Company will restructure its operations so that its current entertainment and broadcasting businesses, plus the operations of CMT outside of the United States and Canada, are held in a separate subsidiary. Stock of the subsidiary will be spun off to the Company's stockholders, who will receive one share in the new company for every three shares of the Company's common stock. Then, the remaining operations of the Company, consisting primarily of TNN and CMT's operations in the United States and Canada, will be merged into Westinghouse. In the merger, the Company's shareholders will receive shares of Westinghouse common stock valued at the agreed upon transaction amount of $1.55 billion, at a per share exchange ratio to be determined based upon the average market price of Westinghouse common stock shortly before the closing date, except that Westinghouse will not be delegated to issue more than 110 million shares (88 million shares in the event that Westinghouse completes its announced spin-off of its industrial businesses prior to the closing date). If the issuance of 110 million shares
(or 88 million shares, as the case may be) of Westinghouse common stock would result in the Company's stockholders receiving shares with an aggregate value of less than $1.55 billion, then the Company would have the right to terminate the Agreement, subject to Westinghouse's right to issue additional shares.

The foregoing summary description of the Agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the Agreement, the Annexes thereto and the Press Release, copies of which are attached hereto as Exhibits 2.1 and 99, respectively, and are incorporated herein by reference.

Item 7.  Financial statement and Exhibits.

         (a) Not applicable.

         (b) Not applicable.


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     (c) Exhibits.

     The Exhibits to this Report are listed in the Exhibit Index set forth elsewhere herein.

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                GAYLORD ENTERTAINMENT
                                                COMPANY

                                                By:  /s/ TERRY E. LONDON
                                                   --------------------------
                                                   Name: Terry E. London
                                                   Title:Senior Vice President,
                                                         Chief Financial and
                                                         Administrative Officer


DATE: February 12, 1997


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Number and
Description of Exhibit
----------------------


    2.1 Agreement and Plan of Merger, dated as of February 9, 1997, among Westinghouse, G Acquisition Corp. and the Company.


    99.1    Press Release, issued by the Company on February 10, 1997.











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